Exhibit 4.2

[EXECUTION COPY]

ACCESSION AGREEMENT

This ACCESSION AGREEMENT (this “Agreement”), dated as of August 31, 2011, is made by Kabel BW GmbH, previously known as Kabel BW Holdings GmbH (“Kabel BW”), Kabel BW Erste Beteiligungs GmbH (“Kabel BW Erste” or the “Company”)  and The Bank of New York Mellon, London Branch as the Trustee (“Trustee”), under the Indenture referred to below.

WHEREAS, Kabel BW Erste and Kabel Baden-Württemberg GmbH & Co. KG (“Kabel Partnership”) have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of March 31, 2011 providing for the issuance of an initial aggregate principal amount of €800,000,000 7½% Senior Secured Notes due 2019, $500,000,000 7½% Senior Secured Notes due 2019 and €420,000,000 Senior Secured Floating Rate Notes due 2018 (the “Notes”).

WHEREAS, following the withdrawal of Kabel Baden-Württemberg Verwaltungs-GmbH as the general partner of Kabel Partnership, Kabel Partnership merged with and into Kabel BW Holdings GmbH, and Kabel BW Holdings GmbH was renamed Kabel BW GmbH.

WHEREAS, the Indenture provides that under certain circumstances Kabel BW shall execute and deliver to the Trustee an Accession Agreement pursuant to which Kabel BW shall accede to the Indenture, as issuer, and assume all of the obligations of the Company under the Indenture and the Notes.

WHEREAS, the Indenture provides that upon the execution and delivery of this Accession Agreement, the Company shall be released from its obligations under the Indenture and the Notes.

WHEREAS, pursuant to Section 4.25 of the Indenture, the Trustee is authorized to execute and deliver this Accession Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, Kabel BW and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.             CAPITALIZED TERMS.  Capitalized terms used in this Accession Agreement and not otherwise defined in this Agreement shall have the meanings ascribed to them in the Indenture.

2.             AGREEMENT TO ACCEDE.  Kabel BW hereby agrees to accede to the Indenture, as issuer, on the terms and conditions set forth in this Accession Agreement and the Indenture.  In particular connection with such succession, Kabel BW agrees (a) to be bound by all of the covenants, stipulations, promises and agreements set forth in the Indenture and (b) to perform in accordance with its terms all of the obligations which by the terms of the Indenture are required to be performed by the Company.  Furthermore, Kabel BW agrees to comply with and be bound by all of the terms of, and perform all of its obligations under the Indenture and the Notes as the “Company”.

3.             RELEASE.  In accordance with Section 4.25(e) of the Indenture, Kabel BW, as issuer, hereby succeeds to, and is substituted for, and may exercise every right and power of, the Company as an issuer under the Indenture, and upon such substitution, the Company is hereby released from its obligations as an issuer under the Indenture and the Notes.

4.             NEW YORK LAW TO GOVERN.  THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS ACCESSION AGREEMENT BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

5.             COUNTERPARTS.  The parties may sign any number of copies of this Accession Agreement.  Each signed copy shall be an original, but all of them together represent the same agreement.

6.             EFFECT OF HEADINGS.  The section headings herein are for convenience only and shall not affect the construction hereof.

7.             THE TRUSTEE.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity of sufficiency of this Accession Agreement or for or in respect of the recitals contained herein, all of which recitals are made solely by Kabel BW.

8.             RATIFICATION OF INDENTURE; ACCESSION AGREEMENT PART OF INDENTURE.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Accession Agreement shall form a part of the Indenture for all purposes.

9.             SUCCESSORS.  All covenants and agreements in this Accession Agreement by the parties hereto shall bind their successors.

(Signature page to follow)

IN WITNESS WHEREOF, the parties have caused this Accession Agreement to be duly executed and attested, as of the date first above written.

KABEL BW GMBH

By:	Authorized Signatory
Name:	Harald Rösch
Title:	Chief Executive Officer and
Managing Director

By:

Name:	Dr. Holger Püchert
Title:	Chief Financial Officer and
Managing Director

KABEL BW ERSTE BETEILIGUNGS GMBH

as an Issuer

By:	Authorized Signatory
Name:	Harald Rösch
Title:	Chief Executive Officer and
Managing Director

By:

Name:	Dr. Holger Püchert
Title:	Chief Financial Officer and
Managing Director

THE BANK OF NEW YORK MELLON, LONDON BRANCH

By:	Authorized Signatory
Name:
Title:

(Signature Page to the Accession Agreement)